As filed with the Securities and Exchange Commission on May 6, 2013

Registration No. 333-186708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUINTILES TRANSNATIONAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina	8731	27-1341991
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4820 Emperor Blvd.

Durham, North Carolina 27703

(919) 998-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. Pike, Chief Executive Officer

James H. Erlinger III, Executive Vice President, General Counsel and Secretary

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

(919) 998-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gerald Roach, Esq.

Amy M. Batten, Esq.

Smith, Anderson, Blount, Dorsett,

Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Telephone: (919) 821-1220

Facsimile: (919) 821-6800

Joshua Ford Bonnie, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502	Colin Diamond, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Telephone: (212) 819-8200 Facsimile: (212) 354-8113

As soon as practicable after the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	22,697,368 common shares (1)	$40.00 (2)	$907,894,720 (2)	$123,837 (3)

(1)	Includes 2,960,526 common shares subject to the underwriters’ option to purchase additional common shares.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this amendment is to update certain information in Item 15 and to file certain exhibits to the registration statement as indicated in Item 16 of Part II of this amendment. No change is made to the preliminary prospectus constituting Part I of the registration statement or Items 13, 14, or 17 of Part II of the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the common stock being registered hereunder (other than underwriting discounts and commissions). All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

SEC registration fee	$123,837
FINRA filing fee	136,684
NYSE listing fee	250,000
Printing fees and engraving expenses	400,000
Transfer agent and registrar fees and expenses	25,000
Legal fees and expenses	4,250,000
Accounting fees and expenses	700,000
Miscellaneous expenses	550,479

Total	$6,436,000

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director, officer, employee or agent has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director, officer, employee or agent under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with a proceeding in which a person was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

Further, Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

Finally, Section 55-8-57 of the NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party.

As permitted by the NCBCA, our amended and restated articles of incorporation limit the personal liability of directors for monetary damages for breaches of duty as a director provided that such limitation will not apply to (1) acts or omissions not made in good faith that the director at the time of the breach knew or believed were in conflict with our best interests, (2) any liability for unlawful distributions under Section 55-8-33 of the NCBCA, (3) any transaction from which the director derived an improper personal benefit, or (4) acts or omissions occurring prior to the date the provision became effective. The term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as one of our directors, officers, employees, independent contractors, attorneys or consultants. In the event that North Carolina law is amended to permit further limitation or elimination of the personal liability of a director, the personal liability of our directors will be limited or eliminated to the fullest extent permitted by the applicable law.

Our amended and restated bylaws will require us to indemnify our directors and officers, and permit us to indemnify our employees and agents, to the fullest extent permitted under the NCBCA. Accordingly, we will be permitted to indemnify our directors, officers, employees and agents in accordance with either the statutory or the non-statutory standards. From time to time, we may enter into indemnification agreements with certain of our directors, officers, employees and agents, and, in connection with this offering, we expect to enter into indemnification agreements with certain of our directors. We also provide indemnification rights to certain entities and their respective affiliates, shareholders, members, directors, managers, partners, officers, employees, agents and representatives pursuant to the management agreement, which is described in greater detail in the prospectus that is part of this registration statement under the caption “Certain Relationships and Related Person Transactions—Fee Arrangements.” The management agreement will terminate pursuant to its terms upon completion of this offering.

The underwriting agreement with the underwriters will provide for the indemnification of our directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

Our amended and restated bylaws and indemnification agreements will also expressly obligate us to advance certain expenses (including attorneys’ fees) to our directors and officers and will permit us to advance expenses to our employees and agents.

We currently maintain directors’ and officers’ insurance policies covering our directors and officers, as permitted in our amended and restated bylaws and required under the indemnification agreements we expect to enter into upon completion of this offering.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act. No underwriters were involved in any of the following transactions.

During the year ended December 31, 2010, Quintiles Holdings issued a total of 176,195 shares of common stock in connection with the cashless exercise of a total of 774,260 stock options for aggregate consideration of $12,733,290.20. Quintiles Holdings also issued a total of 6,250 shares of common stock in connection with the cash exercise of the same number of stock options for aggregate consideration of $66,872.50. These securities were issued without registration in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 701 promulgated under the Securities Act.

During the year ended December 31, 2011, Quintiles Holdings issued a total of 79,733 shares of common stock in connection with the cash exercise of the same number of stock options for aggregate consideration of $1,113,649.01. Quintiles Holdings also issued a total of 44,500 shares of common stock in connection with the exercise of the same number of stock options (paid through a combination of cash and partial tender of stock) for aggregate consideration of $825,813.00. These securities were issued without registration in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 701 promulgated under the Securities Act.

During the year ended December 31, 2012, Quintiles Holdings issued a total of 107,926 shares of common stock in connection with the cashless exercise of a total of 260,500 stock options for aggregate consideration of $3,783,630.60. Quintiles Holdings also issued a total of 150,010 shares of common stock in connection with the cash exercise of the same number of stock options for aggregate consideration of $2,466,616.70. Quintiles Holdings also issued a total of 15,020 shares of common stock in connection with the exercise of the same number of stock options (paid through a combination of cash and partial tender of stock) for aggregate consideration of $132,101.40. Quintiles Holdings granted certain employees of Quintiles Transnational cash settled stock appreciation rights covering an aggregate of 99,050 shares of common stock with a grant price of $26.68 per share (or $2,642,654.00, in the aggregate). Quintiles Holdings issued 38,580 shares of common stock to Thomas Pike for aggregate consideration of $999,993.60. The securities were issued without registration in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 701 promulgated under the Securities Act.

Since January 1, 2013, Quintiles Holdings has issued a total of 30,880 shares of common stock in connection with the exercise of the same number of stock options for aggregate consideration of $230,541. The securities were issued without registration in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 701 promulgated under the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Index

Exhibit	Description
1.1*	Form of Underwriting Agreement.

2.1*	Agreement and Plan of Share Exchange, dated December 3, 2009, between Quintiles Transnational Holdings Inc. and Quintiles Transnational Corp.

3.1	Second Amended and Restated Articles of Incorporation of Quintiles Transnational Holdings Inc.

3.2*	Form of Second Amended and Restated Bylaws of Quintiles Transnational Holdings Inc., to be in effect upon the pricing of this offering.

4.1*	Specimen Common Stock Certificate of Quintiles Transnational Holdings Inc.

4.2*	Form of Second Amended and Restated Registration Rights Agreement among Quintiles Transnational Holdings Inc. and the shareholders identified therein.

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Exhibit	Description

10.1*	Credit Agreement, dated June 8, 2011, among Quintiles Transnational Corp., as the Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2*	Amendment No. 1, dated October 22, 2012, to Credit Agreement, dated June 8, 2011, among Quintiles Transnational Corp., as the Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.3*	Amendment No. 2, dated December 20, 2012, to Credit Agreement, dated June 8, 2011, among Quintiles Transnational Corp., as the Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.4*	Credit Agreement, dated February 28, 2012, among Quintiles Transnational Holdings Inc., as the Borrower, each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.5*	Shareholders Agreement, dated January 22, 2008, among Quintiles Transnational Corp. and the shareholders identified therein.

10.6*	Supplement, effective August 9, 2012, to Shareholders Agreement, dated January 22, 2008, among Quintiles Transnational Corp. and the shareholders identified therein.

10.7*	Form of Amendment No. 1 to Shareholders Agreement, dated January 22, 2008, among Quintiles Transnational Corp. and the shareholders identified therein.

10.8*	Management Agreement, dated January 22, 2008, among Quintiles Transnational Corp., Bain Capital Partners, LLC, GF Management Company, LLC, TPG Capital, L.P., Cassia Fund Management Pte Ltd., 3i Corporation and Aisling Capital, LLC.

10.9*	Management Rights Letter from Quintiles Transnational Corp. to Aisling Capital II, L.P.

10.10*	Management Rights Agreement between Quintiles Transnational Corp. and TPG Biotechnology Partners II, L.P.

10.11*	Management Rights Agreement between Quintiles Transnational Corp. and 3i Growth Healthcare Fund 2008 L.P.

10.12*	Assignment and Assumption Agreement, dated December 10, 2009, between Quintiles Transnational Corp. and Quintiles Transnational Holdings Inc.

10.13*	Form of Director Indemnification Agreement.

10.14*	Quintiles Transnational Holdings Inc. 2003 Stock Incentive Plan.

10.15*	Form of Stock Option Award Agreement under the Quintiles Transnational Holdings Inc. 2003 Stock Incentive Plan.

10.16*	Form of Restricted Stock Purchase Agreement under the Quintiles Transnational Holdings Inc. 2003 Stock Incentive Plan.

10.17*	Quintiles Transnational Holdings Inc. 2008 Stock Incentive Plan.

10.18*	Form of Stock Option Award Agreement for Senior Executives under the Quintiles Transnational Holdings Inc. 2008 Stock Incentive Plan.

10.19*	Form of Stock Option Award Agreement for Non-Employee Directors under the Quintiles Transnational Holdings Inc. 2008 Stock Incentive Plan.

10.20*	Quintiles Transnational Corp. Elective Deferred Compensation Plan, as amended and restated.

Exhibit	Description

10.21*	Quintiles Transnational Corp. Elective Deferred Compensation Plan (Amended and Restated for Deferrals On and After January 1, 2005).

10.22*	Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan.

10.23*	Form of Award Agreement Awarding Nonqualified Stock Options to Employees under the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan.

10.24*	Form of Award Agreement Awarding Nonqualified Stock Options to Non-Employee Directors under the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan.

10.25*	2012 Performance Incentive Plan.

10.26*	Executive Employment Agreement, dated September 25, 2003, among Dennis B. Gillings, Pharma Services Holding, Inc. and Quintiles Transnational Corp.

10.27*	Assignment and Assumption Agreement, dated March 31, 2006, among Pharma Services Holding, Inc., Quintiles Transnational Corp., and Dennis B. Gillings.

10.28*	Amendment, dated February 1, 2008, to Executive Employment Agreement, dated September 25, 2003, between Dennis B. Gillings and Quintiles Transnational Corp.

10.29*	Agreement and Amendment, effective December 12, 2008, to Executive Employment Agreement, dated September 25, 2003, between Dennis B. Gillings and Quintiles Transnational Corp.

10.30*	Third Amendment, dated December 31, 2008, to Executive Employment Agreement, dated September 25, 2003, between Dennis B. Gillings and Quintiles Transnational Corp.

10.31*	Fourth Amendment, dated December 14, 2009, to Executive Employment Agreement, dated September 25, 2003, between Dennis B. Gillings and Quintiles Transnational Corp.

10.32*	Fifth Amendment, dated April 18, 2013, to Executive Employment Agreement, dated September 25, 2003, between Dennis B. Gillings and Quintiles Transnational Corp.

10.33*	Rollover Agreement, dated August 28, 2003, among Pharma Services Holding, Inc., Dennis B. Gillings, Joan H. Gillings, Susan Ashley Gillings, the Gillings Family Foundation and the Gillings Limited Partnership.

10.34*	Amendment No. 1, dated September 23, 2003, to Rollover Agreement, dated August 28, 2003, among Pharma Services Holding, Inc., Dennis B. Gillings, Joan H. Gillings, Susan Ashley Gillings, the Gillings Family Foundation and the Gillings Limited Partnership.

10.35*	Stock Option Award Agreement, dated June 30, 2008, between Quintiles Transnational Corp. and Dennis B. Gillings.

10.36*	Executive Employment Agreement, effective April 30, 2012, between Thomas H. Pike and Quintiles Transnational Corp.

10.37*	Subscription Agreement, effective May 31, 2012, between Thomas H. Pike and Quintiles Transnational Holdings Inc.

10.38*	Stock Option Award Agreement, dated May 10, 2012, between Quintiles Transnational Holdings Inc. and Thomas Pike.

10.39*	Stock Option Award Agreement, dated May 31, 2012, between Quintiles Transnational Holdings Inc. and Thomas Pike.

10.40*	Executive Employment Agreement, effective July 30, 2010, between Kevin K. Gordon and Quintiles Transnational Corp.

Exhibit	Description

10.41*	First Amendment to Employment Agreement, dated November 22, 2010, to Executive Employment Agreement, effective July 30, 2010, between Kevin K. Gordon and Quintiles Transnational Corp.

10.42*	Executive Employment Agreement, dated June 14, 2004, between John D. Ratliff and Quintiles Transnational Corp.

10.43*	Amendment, dated December 30, 2008, and Supplement, dated April 18, 2013, to Executive Employment Agreement, dated June 14, 2004, between John D. Ratliff and Quintiles Transnational Corp.

10.44*	Letter Agreement, dated September 19, 2006 and effective October 20, 2006, between Quintiles Transnational Corp. and John D. Ratliff re promotion.

10.45*	Letter, dated August 22, 2005, to John D. Ratliff from Quintiles Transnational Corp. re. Purchase of Pharma Shares.

10.46*	Letter, dated February 22, 2005, to John D. Ratliff from Quintiles Transnational Corp. re. Purchase of Pharma Shares.

10.47*	Letter, dated December 6, 2004, to John D. Ratliff from Quintiles Transnational Corp. re. Purchase of Pharma Shares.

10.48*	Executive Employment Agreement, dated June 1, 2003, between Michael I. Mortimer and Quintiles Transnational Corp.

10.49*	Amendment, dated January 9, 2004, to Executive Employment Agreement, dated June 1, 2003, between Michael I. Mortimer and Quintiles Transnational Corp.

10.50*	Second Amendment, dated December 30, 2008, to Executive Employment Agreement, dated June 1, 2003, between Michael I. Mortimer and Quintiles Transnational Corp.

10.51*	Letter, dated February 22, 2005, to Michael I. Mortimer from Pharma Services Holding, Inc. re. Purchase of Pharma Shares.

10.52*	Letter, dated February 5, 2004, to Michael I. Mortimer from Pharma Services Holding, Inc. re. Opportunity to Purchase Shares.

10.53*	Amended Executive Employment Agreement, dated July 26, 2005, between Derek Winstanly and Quintiles Transnational Corp.

10.54*	First Amendment, dated December 30, 2008, to Amended Executive Employment Agreement, dated July 26, 2005, between Derek Winstanly and Quintiles Transnational Corp.

10.55*	Letter, dated October 30, 2003, to Derek Winstanly from Pharma Services Holding, Inc. re. Opportunity to Purchase Shares.

10.56*	Form of Award Agreement Awarding Stock Appreciation Rights under the Quintiles Transnational Holdings Inc. 2013 Stock Incentive Plan.

10.57*	Quintiles Transnational Holdings Inc. Annual Management Incentive Plan.

10.58*	Form of Amendment No. 1 to Management Agreement, dated January 22, 2008, among Quintiles Transnational Corp. and the parties identified therein.

10.59*	Description of Independent Director Compensation.

21.1*	List of Subsidiaries of Quintiles Transnational Holdings Inc.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included as part of Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Durham, State of North Carolina, on May 6, 2013.

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:	/s/ Thomas H. Pike
Thomas H. Pike
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas H. Pike Thomas H. Pike	Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2013

/s/ Kevin K. Gordon Kevin K. Gordon	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2013

/s/ Charles E. Williams Charles E. Williams	Senior Vice President, Corporate Controller (Principal Accounting Officer)	May 6, 2013

* Dennis B. Gillings, CBE	Director	May 6, 2013

* Fred E. Cohen	Director	May 6, 2013

* John P. Connaughton	Director	May 6, 2013

* Jonathan J. Coslet	Director	May 6, 2013

* Michael J. Evanisko	Director	May 6, 2013

* Mireille Gillings	Director	May 6, 2013

* Christopher R. Gordon	Director	May 6, 2013

* Jack M. Greenberg	Director	May 6, 2013

* John D. Ratliff	Director	May 6, 2013

* Denis Ribon	Director	May 6, 2013

* Leonard D. Schaeffer	Director	May 6, 2013

*	/s/ Thomas H. Pike
Name: Thomas H. Pike
Title: Attorney-in-fact